Exhibit 21

SUBSIDIARIES OF SUSSEX BANCORP

Sussex Bancorp has two subsidiaries: Sussex Bank and Sussex Capital Trust II.  Sussex Bank has three subsidiaries: SCB Investment Company, SCBNY Company, Inc. and Tri-State Insurance Agency, Inc.